StemCells, Inc. Reports First Quarter 2014 Financial Results and Provides Business Update

Conference Call to be Hosted May 14, 2014 at 4:30 p.m. EST

NEWARK, CA, May 14, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today provided a business update and reported financial results for the first quarter ended March 31, 2014.

“We have made substantial progress in our clinical programs this past quarter,” said Martin McGlynn, president and CEO of StemCells, Inc. “We completed enrollment in both our Phase I/II chronic spinal cord injury trial and the first of two cohorts in our Phase I/II geographic atrophy of age-related macular degeneration trial (GA-AMD). We have also made substantial progress towards our goal of initiating controlled Phase II proof-of-concept studies in both indications in the second half of this year.”

“To date, we have transplanted a total of thirty patients with HuCNS-SC®, our proprietary population of expandable, human neural stem cells and we plan to release a significant amount of new clinical data from all three of our ongoing clinical trials, involving the brain, spinal cord and the eye, thereby providing further insight into the potential of our technology, at scientific conferences in May and June.”

Recent Highlights:

•	We transplanted the ninth subject in our Phase I/II clinical trial in chronic spinal cord injury, with our proprietary HuCNS-SC® product candidate in January 2014. This was the first subject to have undergone transplantation in North America expanding the trial from a single-site, single-country study to a multi-center, international program.

•	In January 2014, StemCells, Inc. provided an update on the Company’s ongoing development programs and translational work at the 2014 Alliance for Regenerative Medicine (ARM) State of the Industry Briefing. The Company discussed the planned initiation of controlled Phase II efficacy studies in spinal cord injury and geographic atrophy of age-related macular degeneration in 2014. The new trials are being designed as definitive proof-of-concept studies with hard clinical outcomes.

•	StemCells, Inc.’s proprietary HuCNS-SC platform technology was featured in a television segment on CTV News Channel and the CTV National News in January 2014. The story, “Start of stem-cell study offers hope to patients with spinal cord injuries,” includes an interview with the first subject treated in StemCells, Inc.’s North American Phase I/II clinical trial in spinal cord injury at the University of Calgary. The segment also includes interviews with Steve Casha, M.D., Ph.D., FRCSC, and Michael Fehlings M.D., Ph.D., FACS, FRCSC, the two Canadian principal investigators for the study.

•	In an extended television segment which aired January 2014 on CTV News Channel, “A major advance in spinal treatment,” Avis Favaro interviews Michael Fehlings M.D., Ph.D., FACS, FRCSC, Medical Director of the Krembil Neuroscience Centre, Professor of Neurosurgery at the University of Toronto, head of the Spinal Program at the Toronto Western Hospital, and principal investigator for the trial at the University of Toronto. Dr. Fehlings describes the trial as “a major advance in the field,” and discusses the science behind StemCells, Inc.’s technology, the phase I/II clinical program and what this means for the field of spinal cord injury.

•	StemCells, Inc. completed enrollment of the first of two planned patient cohorts in our clinical trial for GA-AMD in February 2014. This cohort consists of eight subjects, four of whom each received 200,000 cells and four of whom each received 1,000,000 cells of our proprietary HuCNS-SC product candidate. Interim results from this study will be shown at the Annual Meeting of the International Society for Stem Cell Research in Vancouver, Canada, June 18-21.

•	In April 2014, the Company completed enrollment in our Phase I/II clinical trial in chronic spinal cord injury. The multi-national, open-label, Phase I/II trial is evaluating both safety and preliminary efficacy of our proprietary HuCNS-SC product candidate as a treatment for chronic spinal cord injury. The trial enrolled twelve subjects with chest-level injury to the spinal cord: seven patients with complete paralysis, no motor or sensory function below the point of injury, classified as complete (AIS A), according to the American Spinal Injury Association Impairment Scale, and five patients with no motor function and limited sensory function below the point of injury classified as incomplete (AIS B). Dr. Armin Curt, the principal investigator for the trial at Balgrist Hospital, Zurich will present a clinical update on this study on Saturday May 17, at the Annual Meeting of the American Spinal Injury Association, to be held in San Antonio, Texas.

First Quarter Financial Results

For the first quarter of 2014, the Company reported a net loss of approximately $7,620,000, or $(0.14) per share, compared with a net loss of approximately $6,416,000, or $(0.17) per share, for the first quarter of 2013.

Total revenue during the first quarter of 2014 was approximately $339,000, compared to approximately $284,000 for the same period of 2013. The increase of 19% from 2013 to 2014 was primarily due to higher revenue from our SC Proven product sales in 2014.

Total operating expenses in the first quarter of 2014 were approximately $7,152,000, compared to approximately $6,474,000 in the first quarter of 2013. The increased operating expenses reflect activities associated with higher clinical enrollment in our GA-AMD and SCI trials as well as our on-going preparation to initiate two Phase II controlled efficacy studies in 2014, one in SCI and one in AMD.

Other expenses, net in the first quarter of 2014 were approximately $720,000, compared to other expenses, net of approximately $159,000 in the first quarter of 2013. The change from 2013 to 2014 was primarily due to non-cash expenses related to changes in the estimated fair value of our warrant liability and interest expenses associated with our loan with Silicon Valley Bank.

In the first quarter of 2014, cash used in operations, was approximately $6,508,000, compared to approximately $6,652,000 in 2013.

At March 31, 2014, cash and cash equivalents totaled approximately $26,464,000.

Conference Call

StemCells will host a live conference call and webcast on Wednesday, May 14, 2014 at 4:30 PM Eastern Daylight Time (1:30 PM Pacific Daylight Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at

http://edge.media-server.com/m/p/w3fnraba/lan/en

An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s platform technology, HuCNS-SC® cells (purified human neural stem cells), are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in geographic atrophy, of age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Andrea Flynn
Russo Partners
(646) 942-5631

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended
	March 31
	2014	2013
Revenue:
Revenue from licensing agreements, grants and other	$23	$76
Revenue from product sales	316	208

Total revenue	339	284
Cost of product sales	87	67

Gross profit	252	217

Operating expenses:
Research and development	4,904	4,564
Selling, general and administrative	2,248	1,888
Wind-down expenses	—	22

Total operating expenses	7,152	6,474

Loss from operations	(6,900)	(6,257)

Other income (expense):
Change in fair value of warrant liability	(327)	(189)
Interest expense, net	(378)	(3)
Other income (expense), net	(15)	33

Total other income (expense), net	(720)	(159)

Net loss	$(7,620)	$(6,416)

Basic and diluted net loss per share	$(0.14)	$(0.17)

Shares used to compute basic and diluted loss per share	55,343,877	38,263,434

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$26,464	$30,585
Other current assets	750	1,255

Total current assets	27,214	31,840
Property, plant and equipment, net	5,275	5,305
Goodwill and other intangible assets, net	3,913	3,975
Other assets, non-current	428	437

Total assets	$36,830	$41,557

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	4,421	5,220
Loan payable net of discount, current	3,747	3,664
Other current liabilities	202	248

Total current liabilities	8,370	9,132
Fair value of warrant liability	5,868	5,542
Loan payable net of discount, non-current	12,097	9,245
Other non-current liabilities	2,837	2,684
Stockholders’ equity	7,658	14,954
Total liabilities and stockholders’ equity	$36,830	$41,557

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